EXHIBIT 10.46

AMENDED AND RESTATED

EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Agreement”), effective as of December 31, 2008 (the “Amended Effective Date”), is made and entered into this 31st day of December, 2008, by and between California Pizza Kitchen, Inc., a Delaware corporation (the “Company”), and Richard L. Rosenfield (“Executive”). This Agreement amends and restates in its entirety the Prior Agreement (as defined below).

WHEREAS, Executive and the Company are currently parties to that certain Employment Agreement, as executed on April 11, 2005 (the “Prior Agreement”) and effective as of January 1, 2005 (the “Effective Date”); and

WHEREAS, Executive and the Company wish to amend and restate the Prior Agreement on the terms and conditions set forth in this Agreement to comply with or be exempt from the application of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

Section 1. Employment Term. The Company hereby employs Executive and Executive hereby accepts such employment upon the terms and conditions set forth herein. The Company shall continue to employ Executive as a Co-Chief Executive Officer of the Company for the period commencing on the Amended Effective Date and ending on the earlier of (a) the date of termination of this Agreement pursuant to the provisions of Section 4 hereof, or (b) December 31, 2009; provided, however, that commencing on December 31, 2009, and on each subsequent anniversary thereof, the Employment Period shall be automatically extended for one (1) additional year unless, no later than six (6) months before such date, either party shall have given written notice to the other that it does not wish to extend the Employment Period of this Agreement (the “Employment Period”). References herein to the Employment Period of this Agreement shall refer to both the initial Employment Period and any such extended Employment Period. Executive hereby accepts such continued employment by the Company for the Employment Period on the terms set forth herein.

Section 2. Duties. During the Employment Period, Executive shall serve as a Co-Chief Executive Officer. Executive shall render such business and professional services in the performance of his duties consistent with Executive’s position within the Company as Co-Chief Executive Officer as well as such services reasonably assigned to him by the Board of Directors of the Company. Executive shall, at all times, report to the Board of Directors of the Company and no other individual within the Company and all other employees of the Company shall be responsible to report to Executive or such other individuals as he designates. Executive’s principal place of employment shall be the offices provided by the Company located in Los Angeles, California, but it is understood and acknowledged that the performance of his duties will require Executive to travel outside Los Angeles. Executive, however, shall not be required, without his consent, to relocate his principal place of employment more than 25 miles from the current location of the offices provided by the Company located in Los Angeles.

At all times during the Employment Period, Executive shall devote his best efforts and abilities to the performance of his duties on behalf of the Company and to the promotion of its interests consistent with, and subject to, the strategies, policies and directions of the Board. Notwithstanding the foregoing, Executive may be involved in civic and charitable activities, may manage his personal investments and may serve on the board of any public companies, trade or professional associations.

The Company agrees that it will use its reasonable best efforts to cause Executive to be nominated to and continue to be named Co-Chairman (or Chairman, if Larry S. Flax does not continue as the other Co-Chairman) of the Board of Directors during the term of this Agreement.

Section 3. Compensation. During the Employment Period, as compensation for his services and covenants hereunder:

(a) During the Employment Period, the Company shall pay Executive an annual base salary of Five Hundred Thousand Dollars ($500,000), prorated for any partial employment year, payable in equal installments at the Company’s current payroll intervals; provided, however, that the Board may increase such amount during the Employment Period in its sole and absolute discretion (the “Base Salary”). Such Base Salary shall be reviewed annually, and shall be subject to such annual increase, if any, as determined by the Company in its sole discretion.

(b) During the Employment Period, Executive shall be entitled to an annual target performance based bonus (the “Annual Bonus”) based on the achievement of certain performance based objectives established by the Compensation Committee. Executive’s target Annual Bonus shall be equal to sixty percent (60%) of his Base Salary. The actual Annual Bonus is determined based on achievement of performance results within a range between a threshold that is less than the specified performance target or in excess of the specified performance target. The Annual Bonus will range from a minimum of 30% of Base Salary for attainment of the performance based threshold amount to a maximum of 200% for exceptional performance in excess of the performance based target amount. Exhibit A hereto sets forth the performance targets that if achieved will result in the payment of the corresponding percentage of Base Salary as Annual Bonus in calendar year 2005.

(i) The performance targets for 2005 are specified in Exhibit A hereto and, thereafter, shall be established annually by the Compensation Committee based on financial performance factors determined by the Compensation Committee in its sole discretion, but after consultation with Executive.

(ii) The Annual Bonus shall be payable in cash as soon as practicable following delivery of the audited financial statements for the Company and its subsidiaries for the year for which the Annual Bonus is payable (the “Audited Financial Statements”), but in no event later than the last day of the applicable two and one-half month “short-term deferral period” with respect to such annual bonus, within the meaning of Treasury Regulation Section 1.409A-1(b)(4).

(c) The Parties acknowledge that on December 29, 2004, the Company granted Executive options to purchase 300,000 shares of Company common stock, par value .01 per share (“Common Stock”), the terms and conditions of which were modified by the Prior

Agreement as follows: “Such options shall become vested and exercisable on the date this Agreement is executed with respect to all of the shares subject to such option. To the extent that any terms of such option provided in the Notice of Stock Option Grant delivered to Executive prior to the date hereof differ from any terms set forth herein, the terms set forth herein supersede the terms of any such notice and the Company will cause an appropriate amendment to such Notice of Stock Option Grant to be prepared and executed.”

(d) The parties acknowledge that on April 11, 2005, the Company granted Executive options to acquire 300,000 shares of Common Stock, pursuant and subject to the terms and conditions of the Prior Agreement, the Company’s 2004 Omnibus Incentive Compensation Plan, and the Non-Qualified Stock Option Agreement, a sample which is attached hereto as Exhibit B, which include but are not limited to the following: The exercise price per share of the options was based on the higher of (i) the closing price of the Company Common Stock on April 11, 2005 or (ii) the average closing price of the Company Common Stock for the five (5) day period immediately preceding April 11, 2005. The options shall vest and be exercisable as to 20% of the grant on the third anniversary of the grant date and thereafter an additional 10% of the original grant shall vest on each quarterly anniversary until fully vested and exercisable at the end of the fifth anniversary of the grant date. The options granted to Executive under the 2004 Omnibus Incentive Compensation Plan shall be nonstatutory stock options that are not intended to be incentive stock options under Section 422 of the Internal Revenue Code. Each option granted under the terms of the 2004 Omnibus Incentive Compensation Plan shall be for a term of ten years and shall provide that in the event Executive’s employment terminates for any reason other than for Cause or voluntary termination by Executive without Good Reason, vested options shall continue to be exercisable for at least three years following the employment termination date, but not longer than the expiration of the ten-year term after the date of grant.

(e) The parties acknowledge that on January 11, 2006, the Company granted Executive 70,000 shares of restricted stock of the Company, which award was made pursuant and subject to the terms and conditions of the Prior Agreement, the Company’s 2004 Omnibus Incentive Compensation Plan, and the Restricted Stock Agreement, which include but are not limited to the following: The award shall vest as to 12,500 shares of restricted stock on the first anniversary of the grant date and thereafter an additional 3,125 shares of restricted stock subject to the award shall vest on each quarterly anniversary until and including the fourth anniversary of the grant date. The award shall vest as to 10,000 shares of restricted stock subject to the award on the earlier of (i) the fifth anniversary of the grant date and (ii) the last day of the first 30-day period following January 1, 2005 during which the average closing price of the Company Common Stock exceeds $35.00 per share. The award shall vest as to the remaining 10,000 shares of restricted stock subject to the award on the earlier of (i) the fifth anniversary of the grant date and (ii) the last day of the first 30-day period following January 1, 2005 during which the average closing price of the Company Common Stock exceeds $40.00 per share.

(f) For so long as the Company remains a public company, Company shall use commercially reasonable efforts to (i) cause the shares of Common Stock reserved for issuance to Executive pursuant to the Company’s 2004 Omnibus Incentive Compensation Plan to be included in a registration statement on Form S-8 (the “Registration Statement”) relating to the registration under the Securities Act of 1933 (the “Act”) of no less than 3,750,000 shares of the Company’s Common Stock, issuable pursuant to the Company’s 2004 Omnibus Incentive Compensation Plan; (ii) cause such awards and the shares issuable pursuant to such awards to be registered or otherwise exempt under the securities or blue sky laws of California and such other jurisdictions in the United States as may be applicable; and (iii) to maintain a current prospectus and to cause such Common Stock to be listed on the principal exchange or exchanges or qualified for trading on the principal over-the-counter market on which the Company’s Common Stock is then listed or traded, so long as any Options remain outstanding and have not been exercised or terminated and for a period of five years after exercise.

(g) (i) Executive shall be entitled to an annual supplemental retirement benefit (the “Supplemental Retirement Benefit”) payable for Executive’s life in an amount equal to:

(A) $200,000; provided, however, that if Executive voluntarily terminates employment without Good Reason or is terminated for Cause prior to the calendar year in which he attains age 70, such amount shall be reduced by a percentage equal to the product of (i) 15% and (ii) the lesser of (x) the number of full or partial calendar years remaining until the calendar year in which Executive attains age 70 or (y) five (5), less

(B) the Contribution Offset (as defined below).

(ii) The “Contribution Offset” shall be determined as follows. Effective as of December 31, 2008, Executive shall be assumed to have an account balance (the “Account Balance”) attributable to Company contributions under the Company’s 401(k) plan and other retirement plans equal to $16,400. For each calendar year (beginning with 2009 and ending with the year immediately preceding Executive’s “separation from service” from the Company (within the meaning of Section 409A(a)(2)(A)(i) of the Code, and Treasury Regulation Section 1.409A-1(h)) (“Separation from Service”), the Company shall be assumed to have made a contribution on behalf of Executive under the Company’s 401(k) plan and other retirement plans equal to $4,200 (the “Annual Contribution”). The Annual Contribution for a calendar year shall be assumed to have been made on December 31 of such year and shall be credited to the Account Balance. The Account Balance shall be assumed to be credited with interest on and after January 1, 2009 at an annual rate of 2.06%. The “Contribution Offset” shall equal the Account Balance, determined as of the date of commencement of payment of the Supplemental Retirement Benefit, converted into an actuarial equivalent life annuity annual benefit commencing on the date of commencement of payment of the Supplemental Retirement Benefit. For purposes of this paragraph, the actuarial equivalent shall be determined using an annual interest rate equal to 6% and using the RP 2000 (unisex) mortality table with improvements to 2025.

(iii) The Supplemental Retirement Benefit shall be paid to Executive in the form of monthly payments equal to one-twelfth ( 1/12) of the Supplemental Retirement Benefit. Such monthly payments shall commence on the later of: (i) the first day of the calendar month next following Executive’s Separation from Service, subject to Section 5(j) below, or (ii) the first day of the calendar month next following Executive’s attainment of age 65, and shall continue on each month thereafter until Executive’s death.

(iv) Notwithstanding the foregoing, in the event that Executive is in violation of Section 6 or Section 7, any Supplemental Retirement Benefit payable hereunder shall be forfeited and cancelled immediately upon such violation. No interest in the Supplemental Retirement Benefit may be sold, pledged, assigned or transferred by Executive in any manner and no interest in the Supplemental Retirement Benefit shall be liable for the debts, contracts or engagements of Executive or shall be subject to disposition by transfer, alienation, anticipation, pledge, encumbrance, assignment or any other means whether such disposition be voluntary or involuntary or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy), and any attempted disposition thereof shall be null and void and of no effect.

(h) Executive shall be entitled to paid vacation of four weeks annually. Such vacation shall be taken at such times as will interfere as little as possible with the performance of Executive’s duties hereunder. At no time may Executive accumulate or accrue more than eight weeks of unused vacation time. Should Executive accumulate or accrue eight weeks of earned but unused vacation time, Executive shall cease to earn any further vacation benefits until such time as Executive’s earned but unused vacation time falls below eight weeks.

(i) Upon presentation of properly itemized charges together with appropriate documentation, the Company shall reimburse Executive for all reasonable and necessary expenses properly incurred by him in the performance of his duties hereunder, in accordance with the Company’s policies therefor, as may be in effect from time to time.

(j) The Company shall provide Executive with an automobile allowance of Two Thousand Dollars ($2,000) per month.

(k) The Company shall reimburse Executive for his dues (not including minimums or other usage charges unless such expenses are reimbursable pursuant to paragraph (i) above) at one country or dining club of his choice located in the State of California.

(l) Executive shall be allowed to participate in any present or future medical, health insurance or other personal fringe benefits plan adopted by the Company for the general and overall benefit of its full time employees (it being understood, however, that participation in any such plan is subject to whatever eligibility requirements are applicable generally to such plan).

(m) The Company shall reimburse Executive for all reasonable legal fees and disbursements incurred by Executive in connection with the negotiation, preparation and execution of this Agreement, up to a maximum of $30,000.

(n) To the extent that any payments or reimbursements provided to Executive under this Agreement, including, without limitation, under Sections 3(i), 3(j), 3(k), 3(m), 5(b), 5(c), 5(d) or 5(f), are deemed to constitute compensation to Executive, such amounts shall be paid or reimbursed reasonably promptly, but not later than December 31 of the year following the year in which the expense was incurred. The amount of any payments or expense reimbursements that constitute compensation in one year shall not affect the amount of payments or expense reimbursements constituting compensation that are eligible for payment or reimbursement in any subsequent year, and Executive’s right to such payments or reimbursement of any such expenses shall not be subject to liquidation or exchange for any other benefit.

Section 4. Early Termination of Agreement and other Matters.

(a) It is agreed and understood that this Agreement (except for Section 6 and 7 hereof) and Executive’s employment with the Company shall terminate automatically upon the first to occur of any of the events set forth in (i) through (v) below:

(i) the date of Executive’s death;

(ii) the date on which the Board shall give Executive notice of termination on account of a Disability (as hereinafter defined), which has prevented Executive from satisfactorily and completely performing his duties under this Agreement for a period or periods aggregating more than one hundred twenty (120) days in any twelve (12) consecutive months;

(iii) within 30 days following the date on which the Board shall give Executive notice of termination for Cause (as hereinafter defined);

(iv) within 30 days following the date on which the Board shall give Executive notice of termination for any reason other than Disability or Cause or Executive shall give the Board notice of termination for Good Reason (as hereinafter defined); or

(v) within 60 days following the date on which Executive shall give the Board notice of Executive’s termination for other than for Good Reason.

(b) For purposes of this Agreement, “Cause” shall mean that Executive: (i) has been convicted of, or pleads guilty or nolo contendere to any act of embezzlement or fraud against the Company, its parent or any of its subsidiaries or to any felony; (ii) has committed any willful, intentional, purposeful, grossly negligent or malicious act that constitutes misconduct and has the effect of materially injuring the business or reputation of the Company, its parent or any of its affiliates and any divisions Executive may manage; or (iii) has materially breached this Agreement; provided, however, that in the event that the Board determines to terminate Executive’s employment for Cause, such termination shall only become effective if the Board shall first provide Executive written notice detailing such Cause, and if such act or omission is susceptible to cure, Executive shall be provided a 30 day period to cure such act or omission.

(c) For the purposes of this Agreement, “Disability” shall mean that Executive is determined to be substantially disabled by the insurance company providing group long-term disability insurance for the Company’s employees, which determination would entitle Executive to disability benefit payments thereunder. If no such insurance is then in force or if no such determination has been made, “Disability” shall refer to a medically determinable physical or mental condition disabling Executive from substantially performing his duties hereunder. If such determination is disputed, then the Company and Executive shall each select a physician licensed to practice medicine in the State of California who shall, in turn, jointly select a third physician licensed to practice medicine in the State of California, who shall make a binding determination of disability. The Company shall bear the costs of obtaining such determination.

(d) For purposes of this Agreement, “Good Reason” shall mean without Executive’s consent (i) a material diminution in the duties, authority or responsibilities of Executive or a material breach of this Agreement by the Company, provided that the Board fails to cure such material reduction or breach within 30 days of receipt of a written notice from

Executive of such material reduction or breach (which notice shall be provided by Executive to the Company within 90 days following the initial occurrence of such event) or (ii) requiring Executive to relocate his principal place of employment to a location that is more than twenty-five (25) miles from the location of the Company’s principal office in the Los Angeles area as of the Amended Effective Date. Executive’s Separation from Service from the Company as a result of any of the foregoing events must occur within 2 years of the initial occurrence of any such event.

Section 5. Compensation in Event of Termination; Survival.

(a) Except as otherwise provided below in this Section 5, upon termination of Executive’s employment for any reason, the Employment Period of this Agreement shall end and this Agreement shall expire and the Company shall have no further obligation to Executive except to the extent that Executive is otherwise entitled to any unpaid salary or benefits hereunder and insurance coverage in accordance with applicable law. Notwithstanding the expiration of the Employment Period or termination of this Agreement; the provisions set forth in Section 6, 7 and 8 shall remain in full force and effect after the termination of Executive’s employment hereunder. Executive shall not be required to seek other employment or otherwise attempt to mitigate damages to be entitled to any of the termination benefits provided in this Section 5.

(b) Subject to Section 5(j) below, if Executive incurs a Separation from Service prior to the calendar year in which Executive attains age 70 by reason of the Company providing Executive with written notice that it does not wish to extend the Employment Period, Executive (or his estate in the event he dies after his termination, as applicable) shall be entitled to the following: (i) a lump sum cash payment within 60 days after the date of Executive’s Separation from Service (the “Separation Date”) in an amount equal to the sum of Executive’s Base Salary plus his Target Bonus in effect as of such date; (ii) any unvested options shall become fully vested and immediately exercisable and any restrictions on restricted stock that was awarded to Executive by the Company during the Employment Period shall lapse immediately; (iii) the exercise period with respect to any stock option shall continue until the earlier of (x) the last day of the three-year period following the Separation Date or (y) expiration date of such option according to its terms; and (iv) continuation of health insurance benefits consistent with those provided by the Company to its senior Executives; provided, however, that the percentage of the cost of such coverage paid by the Company shall not be less than the percentage of such costs that was paid by the Company immediately prior to the expiration date of the Agreement.

(c) Subject to Section 5(j) below, if Executive incurs a Separation from Service prior to the calendar year in which Executive attains age 70 by reason of a termination of Executive’s employment either by the Company without Cause or by Executive for Good Reason, Executive (or his estate in the event he dies after his termination, as applicable) shall be entitled to the following: (i) a lump sum cash payment within 60 days after the Separation Date in an amount equal to two (2) times the sum of Executive’s Base Salary plus his Target Bonus in effect as of such date; (ii) any unvested option shall become fully vested and immediately exercisable and any restrictions on restricted stock that was awarded to Executive by the Company during the Employment Period shall lapse immediately; (iii) the exercise period with respect to any stock option shall continue until the earlier of (x) the last day of the three-year period following the Separation Date or (y) the expiration date of such option according to its terms; and (iv) continuation of health insurance benefits consistent with those provided by the

Company to its senior Executives during the period commencing on the Separation Date and ending on the later of (A) the date that is 18 months after the Separation Date and (B) the last day of the Employment Period as determined without regard to Executive’s Separation from Service; provided, however, that the percentage of the cost of such coverage paid by the Company shall not be less than the percentage of such costs that was paid by the Company immediately prior to the expiration date of the Agreement.

(d) Subject to Section 5(j) below, if Executive incurs a Separation from Service after the commencement of the calendar year in which Executive attains age 70 by reason of (x) Executive’s receipt of written notice from the Company that it does not wish to extend the Employment Period, or (y) of a termination of Executive’s employment either by the Company without Cause or by Executive for Good Reason, Executive (or his estate in the event he dies after his termination, as applicable) shall be entitled to the following: (i) any unvested option shall become fully vested and immediately exercisable and any restrictions on restricted stock that was awarded to Executive by the Company during the Employment Period shall lapse immediately; (ii) the exercise period with respect to any stock option shall continue until the earlier of (x) the last day of the three-year period following the Separation Date or (y) the expiration date of such option according to its terms; and (iii) continuation of health insurance benefits consistent with those provided by the Company to its senior Executives during the period commencing on the Separation Date and ending on the later of (A) the date that is 18 months after the Separation Date and (B) the last day of the Employment Period as determined without regard to Executive’s Separation from Service; provided, however, that the percentage of the cost of such coverage paid by the Company shall not be less than the percentage of such costs that was paid by the Company immediately prior to the expiration date of the Agreement.

(e) In the event of Executive’s death or, subject to Section 5(j) below, if Executive incurs a Separation from Service by reason of Executive’s Disability, Executive (or his estate, as applicable) shall be entitled to the following: (i) any unvested option shall become fully vested and immediately exercisable and any restrictions on restricted stock that was awarded to Executive by the Company during the Employment Period shall lapse immediately; and (ii) the exercise period with respect to any stock option shall continue until the earlier of (x) the last day of the three-year period following the Separation Date or (y) the expiration date of such option according to its terms; provided that Executive has not been provided with notice referred to in Section 4(a)(iii) above.

(f) Subject to Section 5(j) below, if a Change of Control (as defined below) occurs and Executive incurs a Separation from Service by reason of a termination of employment either by the Company without Cause or by Executive for Good Reason, in each case within 2 years following the effective date of a Change of Control, Executive (or his estate in the event he dies after his termination, as applicable) shall be entitled to the following: (i) a lump sum cash payment within 60 days after the Separation Date in an amount equal to two (2) times the sum of Executive’s Base Salary and Target Bonus in effect as of such date; (ii) any unvested option shall become fully vested and immediately exercisable and any restrictions on restricted stock that was awarded to Executive by the Company during the Employment Period shall lapse immediately; (iii) the exercise period with respect to any stock option shall continue until the earlier of (x) the last day of the three-year period following the Separation Date or (y) the expiration date of such option according to its terms; and (iv) continuation of health insurance benefits consistent with those provided by the Company to its senior Executives for a period of two years following the Separation Date; provided, however, that the percentage of the cost of such coverage paid by the

Company shall not be less than the percentage of such costs that was paid by the Company immediately prior to the expiration date of this Agreement. In addition, if any of the payments or benefits received or to be received by Executive in connection with this Section 5(f) will be subject to any excise tax imposed under Section 4999 of the Code resulting from application of Section 280G of the Code, the Company shall pay to Executive an additional amount (the “Gross-Up Payment”) such that the net amount retained by Executive, after deduction of such excise tax, would be the same as the amount Executive would have retained had such excise tax not been incurred. Any Gross-Up Payment or any payment of any income or other taxes to be paid by the Company under this Section 5(f) shall be made no later than the end of Executive’s taxable year next following Executive’s taxable year in which Executive remits the related taxes.

(g) “Change of Control” for the purposes of this Agreement, shall have the meaning set forth in Exhibit C, hereto.

(h) In the event the Company or any member of the Board asserts that Executive has breached Section 6 or 7 hereof, then the Company or such Director shall notify Executive thereof with, in the case of notification by a Director, a copy thereof being delivered to the Company. Nothing in this Section 5(h) shall impair the Company’s right to seek or obtain injunctive or other equitable relief at any time in any court having jurisdiction to enforce the provisions of Section 6 or Section 7 hereof.

(i) Executive’s obligations under Section 6 and Section 7 of this Agreement shall survive any termination of this Agreement. Notwithstanding any of the foregoing, in the event that Executive were to violate Section 6 or 7, any benefit or amount payable to Executive pursuant to this Section 5 shall be forfeited and cancelled immediately upon such violation.

(j) This Agreement shall be administered and interpreted to maximize the short-term deferral exception to Section 409A of the Code, and Executive shall not, directly or indirectly, designate the taxable year of a payment made under this Agreement. The portion of any payment under this Agreement that is paid within the “short-term deferral period” within the meaning of Treasury Regulation Section 1.409A-1(b)(4) shall be treated as a short term deferral and not aggregated with other plans or payments. Any other portion of the payment that does not meet the short term deferral requirement shall, to the maximum extent possible, be deemed to satisfy the exception from Treasury Regulation Section 1.409A-1(b)(9)(iii)(A) for involuntary separation pay and shall not be aggregated with any other payment. Any right to a series of installment payments pursuant to this Agreement is to be treated as a right to a series of separate payments. Any amount that is paid as a short-term deferral within the meaning of Treasury Regulation Section 1.409A-1(b)(4), or within the involuntary separation pay limit under Treasury Regulation Section 1.409A-1(b)(9)(iii)(A) shall be treated as a separate payment. Payment dates provided for in this Agreement shall be deemed to incorporate “grace periods” within the meaning of Section 409A of the Code.

In addition, notwithstanding anything to the contrary in this Agreement, no compensation or benefits, including without limitation any severance payments or benefits payable under Section 5 hereof, shall be paid to Executive during the 6-month period following Executive’s Separation from Service if the Company determines that paying such amounts at the time or times indicated in this Agreement would be a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code. If the payment of any such amounts is delayed as a result of the previous sentence, then on the first business day following the end of such 6-month period (or such earlier date upon which such amount can be paid under Section 409A of the Code without resulting in a prohibited distribution, including as a result of Executive’s death), the Company shall pay Executive a lump-sum amount equal to the cumulative amount that would have otherwise been payable to Executive during such period.

Section 6. Proprietary Information of the Company.

(a) At no time during or after Executive’s employment with the Company will Executive (i) use Confidential Information (as defined below) for any purpose other than during such employment as directed by the Company or (ii) disclose Confidential Information to any person or entity other than the Company or persons or entities to whom disclosure has been authorized by the Company in writing (except that Executive may disclose such information to the minimum extent necessary to comply with governmental or judicial process, so long as Executive promptly notifies the Company of such pending disclosure and consults with the Company concerning the advisability of seeking a protective order or other means of preserving the confidentiality of the Confidential Information).

(b) During the Employment Period, Executive shall promptly communicate to Company all ideas, discoveries and inventions which relate to the Company and which are or may be useful to the Company. Executive acknowledges that all such ideas, discoveries, inventions, and improvements, which relate to the Company and which are made, conceived, or reduced to practice by him or jointly with others and every item of knowledge relating to the Company’s business interests (including potential business interests) gained by him during the course of his employment hereunder are the property of the Company and Executive hereby irrevocably assigns all such ideas, discoveries, inventions, improvements, and knowledge to the Company for its sole use and benefit, without additional compensation. Executive further agrees to cooperate fully with Company to perfect Company’s interest and title to all such ideas, discoveries, inventions and improvements. Notwithstanding the foregoing, pursuant to California Labor Code Section 2870, Executive shall not be required to assign to the Company any inventions that Executive developed entirely on his own time without use of the Company’s equipment, supplies, facilities or trade secret information unless they either (i) relate at the time of conception or reduction to practice of the invention to the Company’s business or demonstrably anticipated research and development or (ii) result from work performed by Executive for the Company.

As used herein, “Confidential Information” means all information of a technical or business nature relating to the Company, including without limitation trade secrets, recipes, inventions, drawings, file data, documentation, diagrams, specifications, know-how, processes, formulas, models, test results, marketing techniques and materials, marketing and development plans, price lists, pricing policies, business plans, information relating to customer or supplier identities, characteristics and agreements, financial information and projections, flow charts, software in various stages of development, source codes, object codes, research and development procedures and employee files and information; provided, however, that “Confidential Information” shall not include any information that has become public knowledge through no fault of Executive. Executive also agrees not to disclose any confidential or proprietary information that the Company obtains from a third party and which the Company treats as confidential or proprietary or designates as confidential, whether or not such information is owned or developed by the Company. All Confidential Information, regardless of form, is the exclusive property of the Company.

Section 7. Non-Competition/Non-Solicitation.

(a) Executive agrees that during the Employment Period, Executive shall not directly or indirectly, either individually or as an investor, owner, partner, agent, employee, independent contractor, consultant or otherwise, engage in any restaurant or other retail business, including but not limited to any business that sells pizza or other menu items offered by the Company or any subsidiary of the Company.

(b) Executive agrees that while he is employed by the Company, and for so long as Executive receives any payment of any Supplemental Retirement Benefit or other payments made pursuant to Section 5 above, he will not directly or indirectly, solicit for employment or attempt to solicit for employment any person who was an employee, officer or director of the Company at any time during the 12 months preceding the date that Executive’s employment with the Company is terminated.

(c) As the violation by Executive of the provisions of Section 6 or this Section 7 would cause irreparable injury to the Company due to among other things his knowledge of trade secrets and proprietary information or rights, and there is no adequate remedy at law for such violation, the Company shall have the right in addition to any other remedies available, at law or in equity, to seek to enjoin Executive in a court of equity from violating such provisions. Executive hereby waives any and all defenses he may have on the ground of lack of jurisdiction, forum non conveniens, or competence of the court to grant an injunction or other equitable relief, or otherwise and Executive further agrees to waive any requirement for a bond or undertaking. The existence of this right shall not preclude any other rights and remedies at law or in equity which the Company may have.

Section 8. Deductions and Other Tax Matters.

(a) Anything to the contrary herein notwithstanding, the Company shall, and is hereby authorized to, withhold or deduct from any amounts payable by the Company to Executive any foreign, federal, state or municipal taxes, social security contributions or other amounts required to be withheld by law, and to report and remit such amounts to the proper authorities.

(b) Certain payments and benefits under this Agreement are intended to be exempt from the application of Section 409A of the Code, while other payments hereunder may constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code, the payment of which is intended to comply with Section 409A of the Code. To the extent applicable, this Agreement shall be interpreted in accordance with Section 409A of the Code and Department of Treasury regulations and other interpretive guidance issued thereunder. Notwithstanding any provision of this Agreement to the contrary, if the Company determines that any compensation or benefits payable under this Agreement may be subject to Section 409A of the Code and related Department of Treasury guidance, the Company may adopt such amendments to this Agreement or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that the Company determines are necessary or appropriate to (i) exempt the compensation and benefits payable under this Agreement from Section 409A of the Code and/or preserve the intended tax treatment of such compensation and benefits, or (ii) comply with the requirements of Section 409A of the Code and related Department of Treasury guidance; provided, however, that no such amendments or adoption of other policies and procedures will reduce the amount of any compensation or benefit Executive otherwise would be entitled to under this Agreement without the written consent of Executive.

(c) To the extent that Section 5(b), (c), (d) or (f) hereof requires the Company, partially or wholly, to subsidize any continuation of health insurance benefits following Executive’s Separation from Service:

(i) If such continued health insurance benefits are to be provided through third-party insurance maintained by the Company under the Company’s benefit plans in a manner that causes such health insurance benefits to be exempt from the application of Section 409A of the Code under Treasury Regulation Section 1.409A-1(a)(5), the Company shall pay or reimburse such premiums in accordance with the terms of this Agreement, subject to Section 3(n) hereof; provided, however, that if, during the period of health insurance benefits continuation coverage (the “Health Benefits Continuation Period”), any plan pursuant to which such health insurance benefits are provided is not, or ceases prior to the expiration of the Health Benefits Continuation Period to be, exempt from the application of Section 409A of the Code under Treasury Regulation Section 1.409A-1(a)(5), then an amount equal to each remaining premium payment shall thereafter be paid to Executive as currently taxable compensation in substantially equal monthly installments over the remainder of the Health Benefits Continuation Period (or the remaining portion thereof); or

(ii) If such continued health insurance benefits are to be provided in whole or in part through a self-funded plan maintained by the Company, the benefits of which are not fully-insured by a third-party insurer:

(A) To the greatest extent applicable, such health insurance benefits shall be construed to satisfy the exemption from Section 409A of the Code pursuant to Treasury Regulation Section 1.409A-1(b)(9)(v)(B), and

(B) To the extent such health insurance benefits do not satisfy such exemption and/or extend beyond the continuation period under COBRA, determined as of the date of Executive’s Separation from Service, the Company shall reimburse the premiums relating to such health insurance benefits in accordance with Section 3(n) hereof.

Section 9. Resolution. If any dispute under this Agreement is not settled or resolved within thirty (30) days after the receipt by each party of written notice of dispute, the matter shall be submitted to binding arbitration, such arbitration to be conducted in the State of California and, unless otherwise agreed, such arbitration will be conducted in accordance with the rules and procedures of the American Arbitration Association. The arbitrator, in its final decision, shall determine which party or parties shall bear the costs of the arbitration, including attorneys fees and expenses.

Section 10. Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be telecopied, delivered by overnight delivery service or mailed to the intended recipient at the telecopy number or address specified below. Such notices, requests, demands and other communications shall be deemed to have been fully given when transmitted by telecopier, answerback received, delivered by overnight delivery service against receipt or, in the case of mailed notices, three business days after such notice is enclosed in a properly sealed envelope and mailed by first class, registered or certified mail, return receipt requested, postage and registration or certain prepaid, with the United States Postal Service, in each case given or addressed as follows:

If to Executive to:

Richard L. Rosenfield

c/o California Pizza Kitchen, Inc.

6053 West Century Blvd., 11th Floor

Los Angeles, California 90045-6442

Fax: (310) 342-4669

Confirm: (310) 342-5000

with copies to:

Akin Gump Strauss Hauer & Feld LLP

Attention: Robin Schachter

2029 Century Park East

Suite 2400

Los Angeles, California 90067-3012

Fax: (310) 229-1001

Confirm: (310) 728-3363

If to the Company, to:

General Counsel

c/o California Pizza Kitchen, Inc.

6053 West Century Blvd., 11th Floor

Los Angeles, California 90045-6442

Fax: (310) 342-4669

Confirm: (310) 342-5000

with copies to:

Latham & Watkins LLP

Attention: James D. C. Barrall

355 South Grand Avenue

Los Angeles, CA 90017

Fax: (213) 891-8763

Confirm: (213) 485-1234

Section 11. Entire Agreement. This Agreement contains all the understandings and representations between us pertaining to the subject matter hereof and supersedes all undertakings and agreements, whether oral or in writing, if any there be, previously entered into between the Company and Executive with respect to the subject matter hereof.

Section 12. Binding Agreement. This Agreement shall be binding upon and shall be for the benefit of the Company, its successors and assigns, and Executive and, in the event of his death, his estate or other legal representative, except that no right or obligations under this Agreement can be assigned or transferred by Executive without the express prior written consent of the Company.

Section 13. Amendment; Waiver. No provision of this Agreement may be amended, modified, supplemented or waived unless such amendment, modification, supplement or waiver is agreed to in writing, signed by Executive and another employee of the Company duly authorized by the Board. Except as otherwise specifically provided in this Agreement, no waiver by either the Company or Executive of any breach by the other of any condition or provision shall be deemed a waiver of a similar or dissimilar provision or condition at the same or any prior or subsequent time.

Section 14. Governing Law. This Agreement is deemed a contract made under, and for all purposes to be governed by and construed in accordance with, the laws of the State of California, without reference to principles of conflicts of laws.

Section 15. Illegality. Without limiting Section 7 hereof, in the event that any provision or portion of this Agreement shall be determined to be invalid, illegal or unenforceable for any reason, the remaining provisions or portions of this Agreement will be unaffected thereby and will remain in full force and effect to the fullest extent permitted by law and the parties hereto will use all reasonable efforts to substitute one or more valid, legal and enforceable provisions which, insofar as practicable, implement the purposes and intents hereof.

Section 16. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and which, together, shall constitute one and the same agreement.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the day and year first above written.

CALIFORNIA PIZZA KITCHEN, INC.

By:	/s/ Susan M. Collyns
Name:	Susan M. Collyns
Title:	Senior Vice President, Finance, Chief Financial Officer

EXECUTIVE

/s/ Richard L. Rosenfield
Richard L. Rosenfield

EXHIBIT A

California Pizza Kitchen CEO Bonus Matrix

	2005 CPK EBITDA (before pre-opening and restatement)	Individual CEO Bonus
	Deviation from Target	Percent of Salary	Percent of Target Bonus	Dollars [1]
	(% of target)	(% of salary)	(% of target bonus)	($000)
Below Threshold	0%	0%	0%	$—

Threshold	-10%	30%	50%	$150
	-9%	33%	55%	$165
	-8%	36%	60%	$180
	-7%	39%	65%	$195
	-6%	42%	70%	$210
	-5%	45%	75%	$225
	-4%	48%	80%	$240
	-3%	51%	85%	$255
	-2%	54%	90%	$270
	-1%	57%	95%	$285
Target	0%	60%	100%	$300
	1%	66%	110%	$330
	2%	72%	120%	$360
	3%	78%	130%	$390
	4%	84%	140%	$420
	5%	90%	150%	$450
	6%	96%	160%	$480
	7%	102%	170%	$510
	8%	116%	193%	$580
	9%	130%	217%	$650
	10%	144%	240%	$720
	11%	158%	263%	$789
	12%	172%	286%	$859
	13%	186%	310%	$929
Superior/Maximum	14%	200%	333%	$1,000

[1]	Assuming a $500,000 salary

EXHIBIT B

CALIFORNIA PIZZA KITCHEN, INC.

2004 OMNIBUS INCENTIVE COMPENSATION PLAN

NOTICE OF STOCK OPTION GRANT

California Pizza Kitchen, Inc. (the “Company”) hereby grants you the following Option to purchase shares of its common stock (“Shares”). The terms and conditions of this Option are set forth in the Stock Option Agreement and the CALIFORNIA PIZZA KITCHEN, INC. 2004 OMNIBUS INCENTIVE COMPENSATION PLAN (the “Plan”), both of which are attached to and made a part of this document.

Date of Grant:	[Date of Grant]

Name of Optionee:	[Name of Optionee]

Number of Option Shares:	[Number of Shares]

Exercise Price per Share:	$[Exercise Price] (The Exercise Price per Share shall not be less than one hundred percent (100%) of the Fair Market Value. If Optionee is a more than ten-percent stockholder, the Exercise Price per Share of an ISO shall be at least one hundred ten percent (110%) of Fair Market Value.)

Vesting Start Date:	[Vesting Start Date]

Type of Option:	[Type of Grant: NSO/ISO]

Vesting Schedule:	[Vesting Schedule]

Rights upon Termination:	[Vesting/Termination Schedule]

By signing this document, you acknowledge receipt of a copy of the Plan, and agree that (a) you have carefully read, fully understand and agree to all of the terms and conditions described in the attached Stock Option Agreement, and the Plan document; and (b) you understand and agree that this Stock Option Agreement, including its cover sheet and attachments, constitutes the entire understanding between you and the Company regarding this Option, and that any prior agreements, commitments or negotiations concerning this Option are replaced and superseded.

[NAME OF OPTIONEE]	CALIFORNIA PIZZA KITCHEN, INC.

By:

Its:

CALIFORNIA PIZZA KITCHEN, INC.

2004 OMNIBUS INCENTIVE COMPENSATION PLAN (THE “PLAN”)

STOCK OPTION AGREEMENT

SECTION 1. KIND OF OPTION.

This Option is intended to be either an incentive stock option intended to meet the requirements of section 422 of the Internal Revenue Code (an “ISO”) or a non-statutory option (an “NSO”), which is not intended to meet the requirements of an ISO, as indicated in the Notice of Stock Option Grant. Even if this Option is designated as an ISO, it shall be deemed to be an NSO to the extent required by the $100,000 annual limitation under Section 422(d) of the Code.

SECTION 2. VESTING.

Subject to the terms and conditions of the Plan and this Stock Option Agreement (the “Agreement”), your Option will be exercisable with respect to the Shares that have become vested in accordance with the schedule set forth in the Notice of Stock Option Grant (the “Notice”). Except as otherwise provided in the Notice, after your Service terminates for any reason, vesting of your Shares immediately stops and your Option expires immediately as to the number of Shares that are not vested as of your Service termination date.

SECTION 3. TERM.

Your Option will expire in any event at the close of business at Company headquarters ten years after the Date of Grant; provided, however, that if your Option is an ISO it will expire five years after the Date of Grant if you are a more than ten-percent stockholder of the Company (the “Expiration Date”). Also, your Option will expire earlier if your Service terminates, as described herein.

SECTION 4. REGULAR TERMINATION.

(a) Except as otherwise provided in the Notice, if your Service terminates for any reason except termination without Cause, death, Disability, or Retirement (as such capitalized terms are defined below), the vested portion of your Option will expire at the close of business at Company headquarters on the date of termination of your Service.

(b) Except as otherwise provided in the Notice, if your Service terminates due to termination without Cause or Retirement, the vested portion of your Option will expire at the close of business at Company headquarters on the date two months after the date of your termination without Cause or Retirement.

(c) If your Option is an ISO and you exercise it more than three months after termination of your Service as an Employee for any reason other than death or total and permanent disability as defined under section 22(e)(3) of the Code, your Option will cease to be eligible for ISO tax treatment.

(d) Your Option will cease to be eligible for ISO tax treatment if you exercise it more than three months after the 90th day of a bona fide leave of absence approved by the Company, unless your right to reemployment after your leave was guaranteed by statute or contract.

(e) Solely for purposes of your Option, “Cause”, “Retirement” and “Disability” are defined as follows.

(1)	“Cause” has the definition set forth in your employment agreement with the Company, or, if you do not have an employment agreement, includes, without limitation: (i) your commission of a felony or other crime involving moral turpitude; (ii) your negligence or willful misconduct in connection with the performance of your duties for the Company; (iii) your willful failure to follow the lawful instructions of your supervisor; and (iv) a breach of your fiduciary duty to the Company for personal profit or otherwise.

(2)	“Retirement” means retirement from full-time employment by the Company in accordance with the normal retirement policies of the Company.

(3)	“Disability” means your inability to perform a major part of the duties to be performed by you as an employee of the Company immediately prior to the inception of the disability, because of illness, accident or injury, for a period of twenty-six consecutive weeks or for a cumulative period of thirty weeks in any twelve month period.

SECTION 5. DEATH.

Except as otherwise provided in the Notice, if you die while in Service with the Company, the vested portion of your Option will expire at the close of business at Company headquarters on the date three months after the date of your death. During that three month period, your estate, legatees or heirs may exercise that portion of your Option that was vested on the date of your death. Notwithstanding the foregoing, the Option may not be exercised after the Expiration Date determined under Section 3 above.

SECTION 6. DISABILITY.

Except as otherwise provided in the Notice, if your Service terminates because of a Disability, the vested portion of your Option will expire at the close of business at Company headquarters on the date two months after your termination date. During that two month period, you may exercise that portion of your Option that was vested on the date of your Disability.

SECTION 7. EXERCISING YOUR OPTION.

To exercise your Option, you must provide notice according to such procedures as may be prescribed by the Company. Your exercise will be effective when appropriate notice together with full payment is received by the Company. If someone else wants to exercise your Option after your death, that person must prove to the Company’s satisfaction that he or she is entitled to do so.

SECTION 8. PAYMENT FORMS.

When you exercise your Option, you must include payment of the Exercise Price for the Shares you are purchasing in cash or cash equivalents. Alternatively, you may pay all or part of the Exercise Price by surrendering, or attesting to ownership of, Shares already owned by you, unless such action would cause the Company to recognize any (or additional) compensation expense with respect to the Option for financial reporting purposes. Such Shares shall be surrendered to the Company in good form for transfer and shall be valued at their Fair Market Value on the date of Option exercise. To the extent that a public market for the Shares exists and to the extent permitted by applicable law, in each case as determined by the Company, you also may exercise your Option by delivery (on a form prescribed by the Company) of an irrevocable direction to a securities broker to sell Shares and to deliver all or part of the sale proceeds to the Company in payment of the aggregate Exercise Price and, if requested, applicable withholding taxes. The Company will provide the forms necessary to make such a cashless exercise. Payment also may be made all or in part by delivery (on a form prescribed by the Company) of an irrevocable direction to a securities broker or lender to pledge Shares as a security for a loan, and to deliver all or part of the loan proceeds to the Company in payment of the aggregate Exercise Price and, if requested, applicable withholding taxes. Notwithstanding the foregoing, payment may not be made in any form that is unlawful, as determined by the Company in its sole discretion. The Board may permit such other payment forms as it deems appropriate, subject to applicable laws, regulations and rules.

SECTION 9. NO DUTY TO TRANSFER IN VIOLATION OF THIS AGREEMENT

The Company will not be required (a) to transfer on its books any shares of Common Stock of the Company which have been sold or transferred in violation of any of the provisions set forth in this Agreement or (b) to treat as owner of such shares or to accord the right to vote as such owner or to pay dividends to any transferee to whom such shares have been so transferred.

SECTION 10. TAX WITHHOLDING AND REPORTING.

(a) You will not be allowed to exercise this Option unless you pay, or make acceptable arrangements to pay, any taxes required to be withheld as a result of the Option exercise or the sale of Shares acquired upon exercise of this Option. You hereby authorize withholding from payroll or any other payment due you from the Company or your employer to satisfy any such withholding tax obligation.

(b) If you sell or otherwise dispose of any of the Shares acquired pursuant to an ISO on or before the later of (i) two years after the grant date, or (ii) one year after the exercise date, you shall immediately notify the Company in writing of such disposition.

SECTION 11. RESALE RESTRICTIONS/MARKET STAND-OFF.

You agree that in connection with any underwritten public offering by the Company of its equity securities pursuant to an effective registration statement filed under the U.S. Securities Act of 1933, as amended, you will not, without the prior written consent of the Company, directly or indirectly, sell, make any short sale of, contract to sell, transfer the economic risk of ownership in, loan, hypothecate, pledge, grant any option for the purchase of, or otherwise dispose of or transfer for value or agree to engage in any of the foregoing transactions with respect to any equity securities of the Company for such period of time after the effective date of such registration statement as may be requested by the Company. Such period of time will not exceed one hundred eighty (180) days; provided, however, that in the event the Company requests that the one hundred eighty (180) day period be extended or modified pursuant to then-applicable law, rules, regulations or trading policies, the restrictions imposed during the one hundred eighty (180) day period will continue to apply to the extent necessary to comply with such law, rules, regulations or trading policies. You agree to execute and deliver such other agreements as may be reasonably requested by the Company which are consistent with the foregoing or which are necessary to give further effect thereto. To enforce the provisions of this Section, the Company may impose stop-transfer instructions with respect to the Common Stock until the end of the applicable stand-off period.

SECTION 12. TRANSFER OF OPTION.

Prior to your death, only you may exercise this Option. This Option and the rights and privileges conferred hereby cannot be sold, pledged or otherwise transferred (whether by operation of law or otherwise) and shall not be subject to sale under execution, attachment, levy or similar process. For instance, you may not sell this Option or use it as security for a loan, except in accordance with Section 8 hereof. If you attempt to do any of these things, this Option will immediately become invalid. You may, however, dispose of this Option in your will. Regardless of any marital property settlement agreement, the Company is not obligated to honor an Exercise Notice from your spouse or former spouse, nor is the Company obligated to recognize such individual’s interest in your Option in any other way.

SECTION 13. RETENTION RIGHTS.

This Agreement does not give you the right to be retained by the Company in any capacity. The Company reserves the right to terminate your Service at any time and for any reason without thereby incurring any liability to you.

SECTION 14. STOCKHOLDER RIGHTS.

Neither you nor your estate or heirs have any rights as a stockholder of the Company until a certificate for the Shares acquired upon exercise of this Option has been issued. Once a certificate for the Shares acquired upon exercise of this Option has been issued, you will have all the rights and privileges of a stockholder of the Company with respect to the Common Stock. No adjustments are made for dividends or other rights if the applicable record date occurs before your stock certificate is issued, except as described in the Plan.

SECTION 15. ADJUSTMENTS.

In the event of a stock split, a stock dividend or a similar change in the Company’s Stock, the number of Shares covered by this Option and the Exercise Price per share may be adjusted pursuant to the Plan. Your Option shall be subject to the terms of the agreement of merger, liquidation or reorganization in the event the Company is subject to such corporate activity as set forth in the Plan.

SECTION 16. APPLICABLE LAW AND TAX DISCLAIMER.

This Agreement will be interpreted and enforced under the laws of the State of Delaware (without regard to their choice of law provisions). You agree that you are responsible for consulting your own tax advisor as to the tax consequences associated with your Option. The tax rules governing options are complex, change frequently and depend on the individual taxpayer’s situation. Although the Company will make available to you general tax information about stock options, you agree that the Company shall not be held liable or responsible for making such information available to you and any tax or financial consequences that you may incur in connection with your Option.

SECTION 17. THE PLAN AND OTHER AGREEMENTS.

The text of the Plan is incorporated in this Agreement by reference. Certain capitalized terms used in this Agreement are defined in the Plan. The Notice, this Agreement, including its attachments, and the Plan constitute the entire understanding between you and the Company regarding this Option. Any prior agreements, commitments or negotiations concerning this Option are superseded.

EXHIBIT C

Change of Control Definition

(1) “Beneficial Owner” shall have the meaning set forth in Rule 13d-3 under the Exchange Act.

(2) “Change of Control” shall be deemed to have occurred if the event set forth in any one of the following paragraphs shall have occurred:

(i) any Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such Person any securities acquired directly from the Company or its affiliates) representing 30% or more of the combined voting power of the Company’s then outstanding securities, excluding any Person who becomes such a Beneficial Owner in connection with a transaction described in clause (A) of paragraph (iii) below; or

(ii) the following individuals cease for any reason to constitute a majority of the number of directors then serving: individuals who, on the Effective Date, constitute the Board and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Company) whose appointment or election by the Board or nomination for election by the Company’s shareholders was approved or recommended by a vote of at least two-thirds ( 2/3) of the directors then still in office who either were directors on the date hereof or whose appointment, election or nomination for election was previously so approved or recommended; or

(iii) there is consummated a merger or consolidation of the Company or any direct or indirect subsidiary of the Company with any other corporation, other than (A) a merger or consolidation which results in the directors of the Company immediately prior to such merger or consolidation continuing to constitute at least a majority of the board of directors of the Company, the surviving entity or any parent thereof or (B) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company (not including in the securities Beneficially Owned by such Person any securities acquired directly from the Company or its Affiliates) representing 30% or more of the combined voting power of the Company’s then outstanding securities; or

(iv) the shareholders of the Company approve a plan of complete liquidation or dissolution of the Company or there is consummated an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets, other than a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity, at least 70% of the combined voting power of the voting securities of which are owned by shareholders of the Company in substantially the same proportions as their ownership of the Company immediately prior to such sale.

Notwithstanding the foregoing, a Change of Control shall not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which the record holders of the common stock of the Company immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in an entity which owns all or substantially all of the assets of the Company immediately following such transaction or series of transactions.

(3) “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended from time to time.

(4) “Person” shall have the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof, except that such term shall not include (i) the Company or any of its subsidiaries, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its affiliates, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, or (iv) a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company.